NEWS RELEASE
January 17, 2019  Contact:  EVP and CFO
FOR IMMEDIATE RELEASE                                      (301) 429-4638

URBAN ONE, INC. ANNOUNCES REDEMPTION OF
 ITS OUTSTANDING 9.25% SENIOR SUBORDINATED NOTES DUE 2020
SILVER SPRING, MD — Urban One, Inc. (the "Company" or "Urban One") (NASDAQ: UONEK and UONE), today announced that it had given the required notice under the governing indenture to redeem for cash all $2,037,000.00 aggregate principal of its 9.25% Senior Subordinated Notes due 2020 (the "Notes") to the extent outstanding on February 15, 2019 (the "Redemption Date").  The redemption price for the Notes will be 100.0% of the principal amount of the Notes, plus accrued and unpaid interest to the Redemption Date.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any of the Notes.
Cautionary Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements represent management's current expectations and are based upon information available to Urban One at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond Urban One's control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially are described in Urban One's reports on Forms 10-K, 10-Q, 8-K, S-3 and other filings with the Securities and Exchange Commission. Urban One does not undertake any duty to update any forward-looking statements.
About Urban One, Inc.
Urban One, Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. As one of the nation's largest radio broadcasting companies, Urban One currently owns and/or operates 59 broadcast stations (including HD stations we operate) branded under the tradename "Radio One" in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Rickey Smiley Morning Show, the Russ Parr Morning Show and the DL Hughley Show.  In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George's County, Maryland. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.